BOLT TECHNOLOGY ANNOUNCES SPECIAL CASH DIVIDEND

AND QUARTERLY DIVIDEND

NORWALK, CT, November 20, 2012 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) announced today that its Board of Directors has declared a special cash dividend of $0.50 per common share and a quarterly dividend of $0.07 per common share. Both dividends are payable on December 18, 2012 to shareholders of record on December 4, 2012.

Commenting on the dividends, Raymond M. Soto, Chairman and CEO, said, “The Board’s decision to declare the special cash dividend and the quarterly dividend reflect our strong financial position and our commitment to delivering shareholder value. After payment of these dividends, our cash levels and capitalization will remain strong and continue to provide the financial resources both to support our operations and allow us to pursue strategic opportunities to further enhance our shareholder value. Also, by paying these dividends in calendar year 2012 our shareholders can take advantage of current dividend tax rates which may increase in 2013.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

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